EXHIBIT 99.1
News Release

Pioneer Natural Resources Reports Third Quarter 2015
Financial and Operating Results

Dallas, Texas, November 2, 2015 - Pioneer Natural Resources Company (NYSE:PXD) (“Pioneer” or “the Company”) today announced financial and operating results for the quarter ended September 30, 2015.

Pioneer reported third quarter net income attributable to common stockholders of $646 million, or $4.27 per diluted share. Without the effect of noncash derivative mark-to-market gains and other unusual items, adjusted results for the third quarter were a net loss of $1 million after tax, or $0.01 per diluted share.

Third quarter and other recent highlights included:

•
producing 211 thousand barrels oil equivalent per day (MBOEPD) in the third quarter, of which 52% was oil; production grew by 7% compared to the second quarter of 2015 and was above the top end of Pioneer’s third quarter guidance range of 205 MBOEPD to 210 MBOEPD; third quarter production growth was driven by the Company’s strong Spraberry/Wolfcamp horizontal drilling program; Spraberry/Wolfcamp production increased 15 MBOEPD, or 13%, compared to the second quarter of 2015, with oil production increasing by 10 thousand barrels per day;

•	updating 2015 full-year production growth forecast to 11% from 10%+, reflecting an increase in forecasted Spraberry/Wolfcamp production growth from 22% - 24% to 25% - 26%;

•
realizing significant service cost reductions and efficiency gains that have resulted in (i) a 25% decrease in drilling and completion costs compared to 2014, (ii) a 20% reduction in horizontal tank battery costs compared to 2014 and (iii) an 18% reduction in lease operating expenses per barrel oil equivalent (BOE) compared to 2014; the Company expects to achieve additional cost reductions and efficiency gains by early 2016, with drilling and completion costs and horizontal tank battery costs expected to decline by more than 30% and 25%, respectively, compared to 2014;

•
reducing the average time to drill, complete and place a three-well horizontal pad on production (spud-to-POP) to 135 days in the Spraberry/Wolfcamp, driven primarily by a reduction in the average drilling time by seven days per well;

•
placing 33 horizontal wells on production during the third quarter in the northern Spraberry/Wolfcamp; early production results from 30 wells targeting the Wolfcamp B (28 wells) and the Wolfcamp A (two wells) intervals are on average tracking estimated ultimate recoveries (EURs) of more than 15% above a type curve that is expected to recover one million barrels oil equivalent (MMBOE) over the life of the well, with average 24-hour peak production rates of approximately 1,900 barrels oil equivalent per day (BOEPD) and a 78% oil content; 19 wells of the 30 wells benefited from completion optimization;

•	continuing to deliver an average EUR of 1 MMBOE from all Wolfcamp B and Wolfcamp A interval wells drilled in the northern Spraberry/Wolfcamp since 2013;

•
benefiting from the capital efficiency associated with drilling horizontal wells with lateral lengths ranging from 7,500 feet to 10,000 feet across Pioneer’s contiguous Spraberry/Wolfcamp acreage position;

•
closing the sale of Pioneer’s Eagle Ford Shale midstream business in July for $2.15 billion gross ($1.0 billion net); received net sale proceeds of $530 million at closing, with an additional $500 million to be received in July 2016; resulted in a book gain of $778 million before tax, or a return on

Pioneer’s equity investment (approximately $162 million) of more than seven times in five years, including sales proceeds and cash distributions received prior to the sale; and

•	maintaining a strong balance sheet, with net debt-to-book capitalization of 19% at the end of the third quarter and cash on hand of $581 million.

Pioneer’s latest outlook for the 2015 through 2018 period includes:

•
continuing to protect the Company’s cash flow through the use of commodity derivatives, with (i) forecasted oil production coverage for the remainder of 2015 of approximately 90%, with most of the volumes protected by swaps at $71 per barrel, (ii) forecasted oil production coverage for 2016 increasing to approximately 85% using a combination of swaps and three-way collars, (iii) forecasted oil production coverage for 2017 increasing to 20% using three-way collars and (iv) forecasted gas production coverage for the remainder of 2015 and for 2016 of approximately 85% and approximately 70%, respectively, using a combination of swaps and three-way collars in both years;

•
continuing to forecast compound annual production growth of 15%+ (oil growth of 20%+) over the 2016 through 2018 period; the Company expects to deliver this forecasted production growth using fewer rigs in the Spraberry/Wolfcamp than the 28 rigs previously anticipated due to efficiency gains and drilling higher EUR wells; eight rigs were added in the northern Spraberry/Wolfcamp between July 1 and late October, with no further rig additions planned for 2015 (current Spraberry/Wolfcamp rig count is 18 rigs, of which 14 rigs are operating in the northern area and four rigs are operating in the southern Wolfcamp joint venture area);

•
timing of future rig additions in the Spraberry/Wolfcamp over the 2016 through 2018 period will be dependent on numerous factors, including the pace of incremental efficiency gains, further productivity improvements and continuing to achieve strong well returns;

•
delivering internal rates of return (IRRs) in the Spraberry/Wolfcamp ranging from 45% to 60% at current strip commodity prices (includes capital costs for tank batteries and saltwater disposal facilities); and

•	operating six horizontal rigs in the Eagle Ford Shale that are expected to keep production essentially flat over the 2016 through 2018 period compared to the third quarter of 2015.

Scott D. Sheffield, Chairman and CEO, stated, “Despite the weak commodity price environment, the Company reported a great quarter that was highlighted by the impressive production growth delivered by our horizontal drilling program in the Spraberry/Wolfcamp. This drilling program continues to provide strong returns due to our aggressive pursuit of cost reductions and efficiency gains, combined with increasing the EURs of our oil wells. We are putting rigs back to work and expect to be able to deliver 15%+ compound annual production growth over the 2016 through 2018 period using fewer rigs than previously anticipated as a result of improving capital efficiency and well productivity.”

Mark-To-Market Derivative Gains and Unusual Items Included in Third Quarter 2015 Earnings

Pioneer’s third quarter earnings included noncash mark-to-market gains on derivatives of $214 million after tax, or $1.42 per diluted share.

Third quarter earnings also included a net gain of $432 million after tax, or $2.85 per diluted share, related to the following unusual items:

•	a gain of $499 million after tax, or $3.29 per diluted share, related to the sale of Pioneer’s Eagle Ford Shale midstream business,

•
a charge of $58 million after tax, or $0.38 per diluted share, associated with the impairment of (i) proved properties in South Texas (Edwards gas play), (ii) unproved acreage in southeastern Colorado (Black Fox prospect) and (iii) vertical pipe inventory in the Spraberry/Wolfcamp;

•	a restructuring charge of $6 million after tax, or $0.04 per diluted share, related to the closing of Pioneer’s Denver office and the streamlining of operations in the Raton Basin; and

•	a loss of $2 million after tax, or $0.01 per diluted share, related to discontinued operations.

Spraberry/Wolfcamp Operations Update and 2015 Outlook

Pioneer is the largest acreage holder in the Spraberry/Wolfcamp, with approximately 600,000 gross acres in the northern portion of the play and approximately 200,000 gross acres in the southern Wolfcamp joint venture area. The Company believes it has greater than 10 billion barrels oil equivalent of net recoverable resource potential from horizontal drilling across its entire acreage position based on its extensive geologic data and successful drilling results to date. Pioneer’s contiguous acreage position allows for decades of drilling horizontal wells with lateral lengths ranging from 7,500 feet to 10,000 feet, resulting in improved capital efficiency. For example, horizontal wells drilled in the Wolfcamp B interval with lateral lengths of 10,000 feet generate net present values of approximately $8 million compared to wells with shorter lateral lengths of 5,000 feet, which generate net present values of approximately $2.3 million [assuming an oil price of $60 per barrel and a gas price of $3.25 per thousand cubic feet (MCF) less applicable differentials]. The longer lateral length wells pay out in approximately 18 months, which is twice as fast as the shorter lateral length wells.

In the northern Spraberry/Wolfcamp, the Company placed 33 horizontal wells on production during the third quarter. Early production from 30 wells targeting the Wolfcamp B (28 wells) and Wolfcamp A (two wells) intervals are on average tracking more than 15% above a 1 MMBOE EUR type curve. These wells delivered an average 24-hour peak production rate of approximately 1,900 BOEPD, with 78% oil content. Nineteen wells of the 30 wells benefited from Pioneer’s completion optimization program (17 Wolfcamp B wells and two Wolfcamp A wells). This program includes optimizing stage length, clusters per stage, fluid volumes and proppant concentration.

The remaining wells placed on production in the second quarter were two Wolfcamp D wells with an average 24-hour peak production rate of approximately 1,600 BOEPD and one Lower Spraberry Shale well that has not yet reached its initial 24-hour peak production rate.

Pioneer has successfully placed 107 horizontal Wolfcamp B wells and 30 horizontal Wolfcamp A wells on production since it commenced drilling horizontal wells in the northern Spraberry/Wolfcamp in 2013. The average production from these wells is tracking a type curve that is expected to recover 1 MMBOE over the life of the well.

The Company is currently operating 14 horizontal rigs in the northern Spraberry/Wolfcamp, of which eight have been added since July. The drilling program in the northern Spraberry/Wolfcamp continues to deliver strong EURs and returns as a result of cost reduction efforts, drilling and completion efficiency gains and rock quality. Well productivity reflects EURs averaging approximately 1 MMBOE, with IRRs averaging 50% to 60% at current strip commodity prices. These returns include the cost for tank battery and saltwater disposal facilities. The current cost to drill and complete a horizontal well is approximately $8.0 million to $8.5 million, assuming average lateral lengths of approximately 9,000 feet, a 25% cost reduction compared to 2014. A reduction of approximately 30 days in the average time between beginning to drill a three-well pad and placing the pad on production has contributed to the significant reduction in costs. This primarily reflects a reduction in drilling days per well from 32 days in the second quarter to 25 days in the third quarter. The improvement has been driven in large part by rigs drilling one interval consistently and utilizing a modified three-string casing design. Pioneer’s best drilling times to date have been 16 days in the northern area and 13 days in the joint venture area. The 25% cost reduction has been partially offset by the higher costs associated with the larger completions that are now being used. Costs are expected to be reduced by more than 30% by early 2016 compared to 2014 levels as additional cost reductions and efficiency gains are achieved. Completion optimization and dissolvable plug technology testing are continuing. Pioneer expects its well costs in the northern Spraberry/Wolfcamp to decrease to $7.5 million to $8.0 million per well by early 2016.

Pioneer expects to place approximately 110 new horizontal wells on production in the northern Spraberry/Wolfcamp during 2015. Of these, 75% will be Wolfcamp B interval wells and the remainder will be split between Wolfcamp A, Wolfcamp D and Lower Spraberry Shale interval wells. Seventy-six wells were placed on production during the first nine months of 2015. The Company plans to spud approximately 120 new horizontal wells in 2015 in the northern Spraberry/Wolfcamp utilizing two-well and three-well pads. Approximately 80% of these new wells will be drilled in the Wolfcamp B interval and the remaining 20% in the Wolfcamp A and Lower Spraberry Shale intervals.

In the southern Wolfcamp joint venture area, Pioneer continues to operate four horizontal rigs. The drilling program in this area continues to deliver strong EURs and returns as a result of cost reduction efforts, drilling and completion efficiency gains and drilling being focused in the northern part of the southern Wolfcamp joint venture area where the best rock quality is located.

Well performance in the southern Wolfcamp joint venture area reflects EURs averaging approximately 900 MBOE, with IRRs averaging 45% at current strip commodity prices. These returns exclude the carry that Pioneer is currently receiving from Sinochem, but include the cost of tank batteries and saltwater disposal facilities. The current cost to drill and complete a horizontal well is approximately $7.5 million to $8.0 million, assuming average lateral lengths of approximately 9,000 feet and a 25% cost reduction compared to 2014. Costs are expected to be reduced by more than 30% by early 2016 as additional cost reductions and efficiency gains are achieved. The joint venture drilling program is experiencing similar spud-to-POP time reductions and efficiency gains as in the northern Spraberry/Wolfcamp. The Company expects its well costs in the southern Wolfcamp joint venture area to decrease to $7.0 million to $7.5 million per well by early 2016.

In the southern Wolfcamp joint venture area, Pioneer expects to place approximately 85 horizontal wells on production during 2015. Of these, 75% will be Wolfcamp B interval wells. The remainder will be split between Wolfcamp A and Wolfcamp D interval wells. Seventy-seven wells were placed on production during the first nine months of 2015. The Company plans to spud approximately 55 new wells in 2015 utilizing two-well and three-well pads. More than 90% of these new wells will be drilled in the Wolfcamp B interval.

The Company’s successful horizontal drilling program continues to drive production growth, with total Spraberry/Wolfcamp production growing 15 MBOEPD in the third quarter to 134 MBOEPD, or 13%, compared to the second quarter of 2015. Oil production in the third quarter grew 10 thousand barrels per day compared to the second quarter and represented 65% of total third quarter production in this asset. Gas and natural gas liquids (NGLs) production increased 5 MBOEPD from the second quarter, benefiting from the improved recovery of field gas as a result of gathering system upgrades (e.g. field compression and line looping) and WTG’s (West Texas Gas) new Sale Ranch gas processing plant coming on-line. A total of 52 horizontal wells were placed on production during the third quarter. Horizontal production was 75 MBOEPD and vertical production was 59 MBOEPD, reflecting the first time that horizontal production has surpassed vertical production. Third quarter production was negatively impacted by approximately 3 MBOEPD related to the Company’s continuing decision to reject ethane due to weak market conditions.

The Company expects to place approximately 40 horizontal wells on production in the fourth quarter of 2015, a reduction of 12 wells from the third quarter. As a result of this reduction and the timing of wells being placed on production, fourth quarter production is expected to be down slightly compared to the third quarter. Even with this reduction, Spraberry/Wolfcamp production is now forecasted to grow by 25% to 26% in 2015 compared to the 22% to 24% previously forecasted due to strong year-to-date horizontal production performance. It also assumes that the Company will reject 3 MBOEPD of ethane over the remainder of 2015 due to continuing weak market conditions.

Spraberry/Wolfcamp Infrastructure Plans

Pioneer is focused on optimizing the development of the Spraberry/Wolfcamp, which includes ensuring that future infrastructure requirements are constructed. These requirements include the build-out of horizontal tank batteries and saltwater disposal facilities, construction of a field-wide water distribution system, construction of additional gas processing facilities and the expansion of the sand mine in Brady, Texas.

Forecasted spending for the construction of tank batteries and saltwater disposal facilities reflects a combination of building new facilities and expanding existing facilities. The Company expects to spend approximately $175 million in 2015 for horizontal tank batteries and saltwater disposal facilities in the northern Spraberry/Wolfcamp and the southern Wolfcamp joint venture areas. This amount is net of the carry that Pioneer currently receives from Sinochem. A spending level of approximately $200 million is expected in 2016.

Pioneer owns a 27% interest in Targa Resources’ (“Targa”) West Texas gas processing system and a 30% interest in WTG’s Sale Ranch gas processing system. These investments (i) improve Pioneer’s contract terms for field gas processing, (ii) ensure the timely hookup of Pioneer’s new horizontal wells and (iii) provide the Company with opportunities to benefit from third-party processing revenues. The $70 million that is being spent in 2015 includes the initial construction costs for Targa’s new 200 million cubic feet per day (MMCFPD) gas processing plant in Martin County (Buffalo plant). It also includes gathering system upgrades (e.g. field compression and line looping) and new connections. The system upgrades are resulting in the improved recovery of field gas that results in higher gas and NGL sales volumes. Spending in 2016 is expected to be approximately $50 million, including capital to complete the Buffalo plant, which is expected to be placed into service during the second quarter of 2016. No new plants are expected to be required after the Buffalo plant is completed until there is a significant increase in the Midland Basin rig count.

The Company’s long-term plans call for the construction of a field-wide water distribution system to reduce the cost of water for drilling and completion activities and to ensure that adequate supplies of non-potable water are available for use in the development of the Spraberry/Wolfcamp field. The system is expected to be built out based on the timing of adding new rigs and the economics associated with adding new water sources. The 2015 budget includes $130 million for the water distribution system, with a similar amount expected to be spent in 2016. The 2015 program includes engineering, right-of-way acquisition, pipeline installation and connecting a third-party Santa Rosa brackish water source. It also includes the construction of a delivery line for 100 thousand barrels per day of effluent water that will be purchased from the City of Odessa. The line is targeted for completion by the end of 2015. Several subsystems and frac ponds to efficiently distribute the Odessa water to Pioneer drilling locations will also be constructed and are targeted for completion during 2016. The Company continues to pursue a long-term agreement to purchase effluent water from the City of Midland.

Pioneer’s sand mine in Brady, Texas, which is strategically located within close proximity (~190 miles) of the Spraberry/Wolfcamp field, provides a low-cost sand source for the Company’s horizontal drilling program. Engineering work and site preparation for the expansion of the mine from 750 thousand tons to 2.1 million tons was completed during the first half of 2015 at a cost of approximately $25 million. The timing for completing the expansion, which is expected to cost approximately $75 million, will depend on the timing of future horizontal rig additions by Pioneer.

Eagle Ford Shale Operations Update and 2015 Outlook

In the liquids-rich area of the Eagle Ford Shale play in South Texas, Pioneer’s horizontal rig count was reduced from nine rigs in 2014 to six rigs in early 2015. Drilling activity is focused in Karnes and DeWitt counties. The Company placed 36 wells on production in the Eagle Ford Shale during the third quarter, of which 21 wells were in Upper targets and 15 wells were in Lower targets.

Pioneer’s third quarter production from the Eagle Ford Shale averaged 43 MBOEPD, of which 40% was condensate. Production for the third quarter was negatively impacted by well performance issues resulting from well completion design changes (primarily reduced fluid level concentrations) that were made early in 2015 to reduce costs. Future completions will use higher fluid level concentrations in an effort to return well performance to historical levels. The Company plans to also test higher proppant concentrations, shorter stage lengths and tighter cluster spacing. Third quarter production was also negatively impacted by unplanned facilities downtime and approximately 2 MBOEPD related to the Company’s continuing decision to reject ethane due to weak market conditions.

The Company placed 85 wells on production during the first nine months of 2015 and is targeting placing approximately 100 wells on production for full-year 2015. Eagle Ford Shale production is forecasted to average 45 MBOEPD in 2015, essentially flat compared to 2014. This forecast assumes that the Company will reject 2 MBOEPD of ethane over the remainder of 2015 due to continuing weak market conditions.

2015 Capital Budget

The Company’s capital budget for 2015 remains at $2.2 billion (excluding acquisitions, asset retirement obligations, capitalized interest and geological and geophysical G&A). The budget includes $1.95 billion for drilling-related activities and $250 million related to the development of the Spraberry/Wolfcamp water infrastructure, vertical integration and facilities.

The following provides a breakdown of the drilling capital by asset:

•
Northern Spraberry/Wolfcamp - $1.4 billion (includes $1,035 million for the horizontal drilling program, $20 million for the vertical drilling program, $275 million for infrastructure additions and land and $70 million for gas processing facilities)

•	Southern Wolfcamp joint venture area (net of carry) - $120 million (includes $90 million for the horizontal drilling program and $30 million for infrastructure additions and land)

•	Eagle Ford Shale - $390 million (includes $335 million for the horizontal drilling program and $55 million for infrastructure additions and land)

•	Other assets - $40 million

The 2015 capital budget is expected to be funded from forecasted operating cash flow of $1.5 billion (assuming average 2015 estimated prices of $50 per barrel for oil and $2.75 per MCF for gas) and cash on the balance sheet.

Pioneer’s net debt at the end of the third quarter of 2015 was $2.1 billion, with net debt-to-book capitalization of 19%. The Company will continue to target net debt-to-operating cash flow below 1.5 and net debt-to-book capitalization below 35%.

Third Quarter 2015 Financial Review

Sales volumes for the third quarter of 2015 averaged 211 MBOEPD. Oil sales averaged 109 thousand barrels per day (MBPD), NGL sales averaged 42 MBPD and gas sales averaged 360 MMCFPD.

The average realized price for oil was $42.46 per barrel. The average realized price for NGLs was $12.39 per barrel, and the average realized price for gas was $2.53 per MCF. These prices exclude the effects of derivatives.

Production costs averaged $11.62 per BOE. Depreciation, depletion and amortization (DD&A) expense averaged $18.77 per BOE. Exploration and abandonment costs were $25 million, principally comprised of $7 million attributable to drilling, acreage and other abandonments, $3 million for seismic data and $15 million for personnel costs. General and administrative expense totaled $81 million. Interest expense was $46 million, and other expense was $60 million, which included $22 million of stacked drilling rig charges,

$12 million of vertical pipe inventory impairment charges and $9 million of restructuring charges related to the closing of Pioneer’s Denver office and the streamlining of operations in the Raton Basin.

Fourth Quarter 2015 Financial Outlook

The Company’s fourth quarter 2015 outlook for certain operating and financial items is provided below.

Production is forecasted to average 206 MBOEPD to 211 MBOEPD.

Production costs are expected to average $11.00 per BOE to $13.00 per BOE. DD&A expense is expected to average $18.50 per BOE to $20.50 per BOE. Total exploration and abandonment expense is forecasted to be $25 million to $35 million.

General and administrative expense is expected to be $80 million to $85 million, interest expense is expected to be $45 million to $50 million and other expense is expected to be $40 million to $50 million. Other expense includes $18 million to $20 million for stacked drilling rig charges. Accretion of discount on asset retirement obligations is expected to be $3 million to $5 million.

The Company’s effective income tax rate is expected to range from 35% to 40%. Current income taxes are expected to be $10 million to $20 million and are primarily attributable to alternative minimum taxes that remain to be recognized as a result of the Eagle Ford Shale midstream sale.

The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined on the attached schedules.

Earnings Conference Call

On Tuesday, November 3, 2015, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2015, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Website: www.pxd.com
Select “Investors,” then “Earnings & Webcasts” to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 533-9703 and confirmation code: 7681585 five minutes before the call. View the presentation via Pioneer’s website address above.

A replay of the webcast will be archived on Pioneer’s website. A telephone replay will be available through November 28, 2015, by dialing (888) 203-1112 and confirmation code: 7681585.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities, access to and availability of transportation, processing, fractionation and refining facilities, Pioneer's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, uncertainties about estimates of reserves and resource potential and the ability to add proved reserves in the future, the assumptions underlying production forecasts, quality of technical data, and environmental and weather risks, including the possible impacts of climate change, the risks associated with the ownership and operation of the Company’s industrial sand mining and oilfield services businesses and acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the U.S. Securities and Exchange Commission (SEC). In addition, Pioneer may be subject to currently unforeseen risks that may have a materially adverse impact on it. Pioneer undertakes no duty to publicly update these statements except as required by law.

Cautionary Note to U.S. Investors --The SEC prohibits oil and gas companies, in their filings with the SEC, from disclosing estimates of oil or gas resources other than “reserves,” as that term is defined by the SEC. In this news release, Pioneer includes estimates of quantities of oil and gas using certain terms, such as “resource potential,” “net recoverable resource potential,” “estimated ultimate recovery,” “EUR,” “oil-in-place” or other descriptions of volumes of reserves, which terms include quantities of oil and gas that may not meet the SEC’s definitions of proved, probable and possible reserves, and which the SEC's guidelines strictly prohibit Pioneer from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being recovered by Pioneer.

U.S. investors are urged to consider closely the disclosures in the Company’s periodic filings with the SEC. Such filings are available from the Company at 5205 N. O'Connor Blvd., Suite 200, Irving, Texas 75039, Attention: Investor Relations, and the Company’s website at www.pxd.com. These filings also can be obtained from the SEC by calling 1-800-SEC-0330.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins - 972-969-4065
Michael Bandy - 972-969-4513

Media and Public Affairs
Tadd Owens - 972-969-5760
Robert Bobo - 972-969-4020

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$581	$1,025
Accounts receivable, net	413	440
Income taxes receivable	—	23
Inventories	238	241
Prepaid expenses	19	15
Notes receivable	497	—
Derivatives	632	578
Other	23	37
Total current assets	2,403	2,359

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	16,969	15,821
Accumulated depletion, depreciation and amortization	(6,407)	(5,431)
Total property, plant and equipment	10,562	10,390

Goodwill	272	272
Other property and equipment, net	1,480	1,391
Investment in unconsolidated affiliate	—	239
Derivatives	147	181
Other assets, net	101	94

	$14,965	$14,926

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$849	$1,320
Interest payable	36	40
Income taxes payable	27	1
Deferred income taxes	172	161
Derivatives	2	3
Other	61	55
Total current liabilities	1,147	1,580

Long-term debt	2,675	2,665
Derivatives	1	2
Deferred income taxes	1,925	1,803
Other liabilities	236	287
Equity	8,981	8,589

	$14,965	$14,926

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues and other income:
Oil and gas	$557	$967	$1,670	$2,795
Sales of purchased oil and gas	326	202	665	554
Interest and other	(17)	2	—	9
Derivative gains, net	573	341	617	19
Gain on disposition of assets, net	779	1	782	11
	2,218	1,513	3,734	3,388
Costs and expenses:
Oil and gas production	189	168	532	493
Production and ad valorem taxes	36	58	112	169
Depletion, depreciation and amortization	364	274	1,003	734
Purchased oil and gas	339	194	684	535
Impairment of oil and gas properties	72	—	210	—
Exploration and abandonments	25	22	79	80
General and administrative	81	81	246	244
Accretion of discount on asset retirement obligations	3	3	9	9
Interest	46	46	138	138
Other	60	20	170	55
	1,215	866	3,183	2,457

Income from continuing operations before income taxes	1,003	647	551	931
Income tax provision	(355)	(236)	(195)	(319)
Income from continuing operations	648	411	356	612
Loss from discontinued operations, net of tax	(2)	(37)	(6)	(113)
Net income attributable to common stockholders	$646	$374	$350	$499

Basic earnings per share attributable to common stockholders:
Income from continuing operations	$4.29	$2.84	$2.36	$4.24
Loss from discontinued operations	(0.01)	(0.26)	(0.04)	(0.79)
Net income	$4.28	$2.58	$2.32	$3.45

Diluted earnings per share attributable to common stockholders:
Income from continuing operations	$4.28	$2.84	$2.36	$4.23
Loss from discontinued operations	(0.01)	(0.26)	(0.04)	(0.79)
Net income	$4.27	$2.58	$2.32	$3.44

Weighted average shares outstanding:
Basic	149	143	149	143
Diluted	150	143	149	143

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Net income	$646	$374	$350	$499
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	364	274	1,003	734
Impairment of oil and gas properties	72	—	210	—
Impairment of inventory and other property and equipment	12	3	21	7
Exploration expenses, including dry holes	7	1	22	11
Deferred income taxes	307	250	146	315
Gain on disposition of assets, net	(779)	(1)	(782)	(11)
Accretion of discount on asset retirement obligations	3	3	9	9
Discontinued operations	(1)	68	(4)	247
Interest expense	5	4	14	13
Derivative related activity	(334)	(337)	(22)	(39)
Amortization of stock-based compensation	23	20	70	63
Other	20	16	13	42
Change in operating assets and liabilities:
Accounts receivable, net	(23)	(18)	26	(77)
Income taxes receivable	22	(15)	23	(17)
Inventories	15	(19)	(29)	(27)
Prepaid expenses	(2)	(13)	(3)	(11)
Other current assets	2	3	(6)	(1)
Accounts payable	9	66	(266)	96
Interest payable	(26)	(26)	(4)	(26)
Income taxes payable	27	—	26	1
Other current liabilities	(11)	(37)	(28)	(30)
Net cash provided by operating activities	358	616	789	1,798
Net cash used in investing activities	(2)	(525)	(1,208)	(1,628)
Net cash provided by (used in) financing activities	6	14	(25)	(13)
Net increase (decrease) in cash and cash equivalents	362	105	(444)	157
Cash and cash equivalents, beginning of period	219	445	1,025	393
Cash and cash equivalents, end of period	$581	$550	$581	$550

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUMMARY PRODUCTION AND PRICE DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Average Daily Sales Volumes:
Oil (Bbls)	109,101	88,973	102,780	82,485
Natural gas liquids ("NGL") (Bbls)	41,617	39,819	37,903	37,319
Gas (Mcf)	359,957	343,711	358,594	336,749
Total (BOE)	210,711	186,077	200,448	175,929

Average Prices:
Oil (per Bbl)	$42.46	$90.82	$45.63	$92.94
NGL (per Bbl)	$12.39	$28.44	$13.72	$30.36
Gas (per Mcf)	$2.53	$3.79	$2.53	$4.28
Total (BOE)	$28.75	$56.51	$30.52	$58.20

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. The Company's basic net income per share attributable to common stockholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based basic earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a loss from continuing operations attributable to common stockholders, securities or other contracts to issue common stock would not be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The following table is a reconciliation of the Company's net income attributable to common stockholders to basic and diluted net income attributable to common stockholders for the three and nine months ended September 30, 2015 and 2014:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)

Net income attributable to common stockholders	$646	$374	$350	$499
Participating basic earnings	(6)	(4)	(3)	(5)
Basic and diluted net income attributable to common stockholders	$640	$370	$347	$494
Basic weighted average common shares outstanding were 149 million for both the three and nine months ended September 30, 2015 and diluted weighted average common shares outstanding were 150 million and 149 million for the three and nine months ended September 30, 2015, respectively. Basic and diluted weighted average common shares outstanding were 143 million for the three and nine months ended September 30, 2014.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income	$646	$374	$350	$499
Depletion, depreciation and amortization	364	274	1,003	734
Exploration and abandonments	25	22	79	80
Impairment of oil and gas properties	72	—	210	—
Impairment of inventory and other property and equipment	12	3	21	7
Accretion of discount on asset retirement obligations	3	3	9	9
Interest expense	46	46	138	138
Income tax provision	355	236	195	319
Gain on disposition of assets, net	(779)	(1)	(782)	(11)
Loss from discontinued operations, net of tax	2	37	6	113
Derivative related activity	(334)	(337)	(22)	(39)
Amortization of stock-based compensation	23	20	70	63
Other	20	16	13	42

EBITDAX (a)	455	693	1,290	1,954

Cash interest expense	(41)	(42)	(124)	(125)
Current income tax (provision) benefit	(48)	14	(49)	(4)

Discretionary cash flow (b)	366	665	1,117	1,825

Discontinued operations cash activity	(3)	31	(10)	134
Cash exploration expense	(18)	(21)	(57)	(69)
Changes in operating assets and liabilities	13	(59)	(261)	(92)
Net cash provided by operating activities	$358	$616	$789	$1,798
_______________

(a)
“EBITDAX” represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; impairment of oil and gas properties; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation and other noncash items.

(b)	Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash activity reflected in discontinued operations and exploration expense.

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
Net income adjusted for noncash mark-to-market ("MTM") derivative gains, and adjusted loss excluding noncash MTM derivative gains and unusual items, as presented in this press release, are presented and reconciled to Pioneer's net income attributable to common stockholders (determined in accordance with GAAP) because Pioneer believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Pioneer's business that, when viewed together with its financial results computed in accordance with GAAP, provides a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP measures may enhance investors' ability to assess Pioneer's historical and future financial performance. These non-GAAP financial measures are not intended to be substitutes for the comparable GAAP measure and should be read only in conjunction with Pioneer's consolidated financial statements prepared in accordance with GAAP. Noncash MTM derivative gains and losses and unusual items will recur in future periods; however, the amount and frequency can vary significantly from period to period. The table below reconciles Pioneer's net income attributable to common stockholders for the three months ended September 30, 2015, as determined in accordance with GAAP, to adjusted income excluding noncash MTM derivative gains and adjusted loss excluding noncash MTM derivative gains and unusual items for that quarter.

	After-tax Amounts	Amounts Per Share

Net income attributable to common stockholders	$646	$4.27
Noncash MTM derivative gains	(214)	(1.42)
Adjusted income excluding noncash MTM derivative gains	432	2.85

Gain on sale of Eagle Ford Shale midstream business	(499)	(3.29)
Impairment of South Texas proved properties, southeast Colorado unproved acreage and vertical pipe inventory	58	0.38
Raton restructuring, including closure of the Denver office	6	0.04
Loss from discontinued operations	2	0.01
Adjusted loss excluding noncash MTM derivative gains and unusual items	$(1)	$(0.01)

PIONEER NATURAL RESOURCES COMPANY

SUPPLEMENTAL INFORMATION

Open Commodity Derivative Positions as of October 30, 2015
(Volumes are average daily amounts)

	2015	Year Ending December 31,
	Fourth Quarter	2016	2017

Average Daily Oil Production Associated with Derivatives (Bbl):
Swap contracts:
Volume	82,000	4,475	—
NYMEX price	$71.18	$59.00	$—
Collar contracts with short puts (a):
Volume	15,000	101,806	34,000
NYMEX price:
Ceiling	$97.69	$75.93	$70.42
Floor	$82.97	$65.30	$57.65
Short put	$69.67	$46.08	$47.65
Rollfactor swap contracts:
Volume (b)	37,000	—	—
NYMEX roll price	$0.06	$—	$—
Average Daily NGL Production Associated with Derivatives (Bbl):
Ethane swap contracts (c):
Volume	6,000	5,000	—
Index price	$7.80	$11.61	$—
Propane swap contracts (c):
Volume	11,000	7,500	—
Index price	$21.62	$21.57	$—
Average Daily Gas Production Associated with Derivatives (MMBtu):
Swap contracts:
Volume	20,000	70,000	—
NYMEX price	$4.31	$4.06	$—
Collar contracts with short puts:
Volume	285,000	180,000	—
NYMEX price:
Ceiling	$5.07	$4.01	$—
Floor	$4.00	$3.24	$—
Short put	$3.00	$2.78	$—
Basis swap contracts:
Gulf Coast index swap volume (d)	20,000	10,000	—
Price differential ($/MMBtu)	$—	$—	$—
Mid-Continent index swap volume (d)	95,000	15,000	45,000
Price differential ($/MMBtu)	$(0.24)	$(0.32)	$(0.32)
Permian Basin index swap volume (d)	10,000	—	—
Price differential ($/MMBtu)	$(0.13)	$—	$—
Permian Basin index swap volume (e)	30,000	—	—
Price differential ($/MMBtu)	$0.19	$—	$—
_______________

(a)
Counterparties have the option to extend 5,000 Bbls per day of 2015 collar contracts with short puts for an additional year with a ceiling price of $100.08 per Bbl, a floor price of $90.00 per Bbl and a short put price of $80.00 per Bbl. The option to extend is exercisable by the counterparties on December 31, 2015.

(b)
Represent swaps that fix the difference between (i) each day's price per Bbl of West Texas Intermediate oil ("WTI") for the first nearby month less (ii) the price per Bbl of WTI for the second nearby NYMEX month, multiplied by .6667; plus (iii) each day's price per Bbl of WTI for the first nearby month less (iv) the price per Bbl of WTI for the third nearby NYMEX month, multiplied by .3333.

(c)	Represent swaps that reduce the price volatility of forecasted ethane and propane sales by the Company at Mont Belvieu, Texas and Conway, Kansas-posted prices.
(d)
Represent swaps that fix the basis differentials between the index prices at which the Company sells its Gulf Coast, Mid-Continent and Permian Basin gas, respectively, and the NYMEX Henry Hub index price used in gas swap and collar contracts.

(e)	Represent swaps that fix the basis differentials between Permian Basin index prices and southern California index prices for Permian Basin gas forecasted for sale in southern California.

Interest rate derivatives. As of October 30, 2015, the Company was party to interest rate derivative contracts whereby the Company will receive (i) the 10-year Treasury rate in exchange for paying average fixed rates of 2.15 percent on a notional amount of $100 million on December 15, 2015 and 2.24 percent on a notional amount of $100 million on March 15, 2016 and (ii) the three-month LIBOR rate for the 10-year period from March 2016 through March 2026 in exchange for paying a fixed interest rate of 2.15 percent on a notional amount of $100 million on March 15, 2016.

Marketing and basis transfer derivatives. Periodically, the Company enters into buy and sell marketing arrangements to fulfill firm pipeline transportation commitments. Associated with these marketing arrangements, the Company may enter into index swaps to mitigate price risk. As of October 30, 2015, the Company had oil index swap contracts totaling 10,000 Bbl per day for the remainder of 2015 with a price differential of $2.99 per Bbl between Cushing WTI and Louisiana Light Sweet oil.

Derivative Gains, Net
(in millions)

The following table summarizes net derivative gains and losses that the Company has recorded in earnings for the three and nine months ended September 30, 2015:

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Noncash changes in fair value:
Oil derivative gains	$334	$46
NGL derivative gains	5	7
Gas derivative losses	(1)	(29)
Marketing derivative losses	(1)	(3)
Interest rate derivative gains (losses)	(2)	1
Total noncash derivative gains, net	335	22

Net cash receipts (payments) on settled derivative instruments:
Oil derivative receipts	205	505
NGL derivative receipts	5	7
Gas derivative receipts	29	85
Marketing derivative payments	(1)	(4)
Interest rate derivative receipts	—	2
Total cash derivative receipts, net	238	595
Total derivative gains, net	$573	$617